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                               Summary translation

                                       of

                                SEK 1,000,000,000

                          Multicurrency Credit Facility

                                     between

                              Nordbanken AB (publ)

                                       and

                              Incentive Treasury AB

                                  guaranteed by

                                  Incentive AB
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ss. 1
Definitions

"Eurocurrency"          CHF, DEM, FRF, GBP, NLG, USD and any other freely
                        convertible currency as may be agreed between the parties and is available for the Bank on the European market.

"Drawdown period"       Each drawdown shall have a maturity of one week, one
                        month, three months, six months or such other period as has been agreed.

"Interest base"         For drawings in SEK
                        the interest rate published at or about 11:00 a.m.
                        Stockholm time two banking days prior to the disbursement date on the Reuter system page "SIOR".

                        For drawings in Eurocurrency
                        the interest rate published at or about 11:00 a.m. London time two banking days prior to the disbursement date on the Reuter system page "ISDA".

"Margin"                0.10% per annum.

"SEK"                   Swedish kronor.

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ss. 2
Conditions
2.1 This Agreement is effective when the Bank has received the respective corporate documents from the Borrower and the Guarantor.
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2.2 The Borrower and the Guarantor shall inform the Bank of changes in the corporate documents and provide the Bank with any new such corporate documents.

ss.3
The Facility and its utilization
3.1 SEK 1,000,000. Loans outstanding in a currency other than SEK may in their aggregate not exceed an amount equivalent to SEK 500,000,000.

3.2. The Borrower has the right to utilize the facility by giving a drawdown notice, in writing or over telephone, no later than 10:00 a.m. Stockholm time two banking days prior to the disbursement date specifying:
- the amount which shall be for at least SEK 100,000,000 or the countervalue thereof in any Eurocurrency
-     the currency
-     the disbursement date
-     the drawdown period, etc.

3.3 Drawdown notices over telephone shall be confirmed in writing.

3.4 Each tranche shall be repaid on the last banking day of the relevant drawdown period.

3.5 If the total outstanding amount of Eurocurrencies at any time, due to exchange fluctuations, exceeds the Facility amount pertaining to Eurocurrencies, the Borrower shall repay such amount within 5 banking days.

ss. 4
Interest
4.1 On the repayment day for each tranche, the Borrower shall pay interest corresponding to the aggregate of the Margin and the Interest base.

4.2 In case of late payment, the Borrower shall pay default interest rate at 4.00% plus the Margin above the Bank's funding cost.
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ss. 5
Commitment fee
0.04% per annum of the unutilized Facility payable quarterly in arrear.

ss. 6
Payments
6.1 The Bank may set off payment from the Borrower's account (if specified) with the Bank.

6.2 The Borower may not set off.

6.3 Modified following business day convention.

6.4 Payments shall be applied in the following order: (1) costs, expenses, etc.,
(2) default interest, (3) interest and fees, (4) principal.

ss. 7
Undertakings
7.1 The Borrower and the Guarantor undertake to:
(a) provide financial information.
(b) provide further information at the Bank request.
(c) inform the Bank of material changes in owner structure, etc.
(d) immediately inform the bank of the occurrence of any of the events specified in ss.8 occurs.
(e) pari passu covenant.

7.2 The Borrower and the Guarantor undertake to:
(a) Not to merge or dispose of their respective businesses if it would materially affect the due fulfilment of the Agreement.
(b) Neither the Guarantor nor any of its material subsidiaries may provide loans, security, etc. unless in the ordinary course of their respective businesses. Carve out of USD 500,000,000 for the Guarantor.

7.3 The Borrower and the Guarantor may not change their respective business.
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ss. 8
Events of default
If any of the following circumstances occur, the Bank shall have the right to terminate this Agreement declare all tranches outstanding immediately due and payable:

(a) Nonpayment by the Borrower and the Guarantor.
(b) Breach of other undertakings and obligations.
(c) Cross default.
(d) Material adverse change in the Borrower's or the Guarantor's ability to fulfill their obligations.

ss. 9
Prepayment
9.1 Prepayment on an interest payment date will not incur any costs for the Borrower. If paid on another date than an interest payment date, the Borrower shall reimburse the Lender for any broken funding costs.

9.2 The Facility amount will be decreased with an amount equivalent to the amount of principal prepaid.

ss. 10
Costs
The Borrower shall pay the Bank's reasonable costs for enforcing the Bank's rights under this Agreement.

ss. 11
Change in circumstances; Increased costs
11.1. If it becomes illegal for the Bank to provide the facility, the Bank and the Borrower shall renegotiate to find a solution where it will be possible for the Bank to continue its commitment. If the parties do not come to an agreement, the Bank may terminate this Agreement.
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11.2. If the Bank due to changes in law incurs taxes or other costs, the
Borrower shall at the Bank's request compensate the Bank for such taxes and costs and the parties shall negotiate regarding alternative solutions to avoid such costs.

ss. 12
Guarantee
Incentive AB guarantees the due fulfilment as a debt of its own of Incentive Treasury AB's obligations under the SEK 1,000,000,000 Credit Facility with Skandinaviska Enskilda Banken AB.

ss. 13
Limitation of the Bank's responsiblity
The Bank is not responsible in cases of force majeure.

Losses to the Borrower caused by the Bank in other circumstances shall not be compensated if the Bank has acted with normal care. There will be no compensation for indirect loss.

If there exist force majeure on the Bank's side, the Bank may delay its actions until such event has ceased to exist.

No default interest is payable if the Bank due to a force majeure event was not able to receive a payment hereunder.

ss. 14
Assignment
The Bank has the right to assign its rights and transfer its obligation to another company within the Nordbanken group.

ss. 15
Notices
Standard wording/provisions.
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ss. 16
Term of the Agreement
During the facility period the Borrower may terminate this Agreement with a 3-month notice period.

ss. 17
Miscellaneous
This Agreement shall be governed by Swedish law.

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This Agreement has been made in three originals.

                  Stockholm December 8, 1995

INCENTIVE TREASURY AB

INCENTIVE AB (publ)

NORDBANKEN AB (publ)